Exhibit 99.2
THOMAS PROPERTIES GROUP, INC. ANNOUNCES
SECOND QUARTER 2012 RESULTS
Thomas Properties Group, Inc. (Nasdaq: TPGI) reported today the results of operations for the quarter ended June 30, 2012.
The results of operations presented in this release include TPGI’s results of operations for the three and six months ended June 30, 2012 and 2011. The consolidated net loss for the three months ended June 30, 2012 was $(4.8) million or $(0.12) per share compared to consolidated net loss of $(3.0) million or $(0.08) per share for the three months ended June 30, 2011. The consolidated net loss for the six months ended June 30, 2012 was $(7.9) million or $(0.21) per share compared to consolidated net loss of $(6.3) million or $(0.17) per share for six months ended June 30, 2011. The increase in the consolidated net loss is primarily due to lower tenant reimbursements and lower investment advisory, management, leasing and development services revenues. Also contributing to the increase in net loss is a decrease in condominium unit sales at Murano, as we closed on the sale of four condominium units during the six months ended June 30, 2012 compared to six units during the six months ended June 30, 2011.
After tax cash flow (“ATCF”) for the three months ended June 30, 2012 was $0.4 million or $0.01 per share compared to ATCF of $2.0 million or $0.05 per share for the three months ended June 30, 2011. After tax cash flow for the six months ended June 30, 2012 was $2.1 million or $0.05 per share compared to after tax cash flow of $3.8 million or $0.10 per share for the six months ended June 30, 2011. The decrease in ATCF per share for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 was primarily the result of the decreased revenues and the increased number of shares of our common stock outstanding resulting from the issuance of common stock in 2012. The Company defines ATCF (a non-GAAP financial measure) as net income (loss) excluding the following items: noncontrolling interests, deferred income taxes, non-cash charges for depreciation and amortization and asset impairment, amortization of loan costs, non-cash compensation expense, straight-line rent adjustments, adjustments to reflect the fair market value of rent, and gain from extinguishment of debt. ATCF is further described in note (a) and reconciled to net income (loss) in the financial statements below.
"During the second quarter, we announced and closed the private placement of approximately 8.7 million shares of our common stock at a price of $5.75 per share, raising $50.0 million," said Jim Thomas, Chairman and CEO. "The proceeds from this transaction and from continuing sales of non-strategic assets have strengthened our balance sheet and positioned us to take advantage of growth opportunities. We have a focused strategy to maximize our portfolio's recurring cash flow and expand our asset base."
Supplemental Materials
The Company publishes a Supplemental Financial Information package which is available at www.tpgre.com in the Investor Relations tab, Supplemental Financial Information section. The Company also provides an estimated net asset value workbook, available for download at www.tpgre.com in the Investor Relations tab, NAV Workbook section.
Teleconference and Webcast
TPGI will hold a quarterly earnings conference call on Thursday, August 2, 2012 at 8:00 a.m. Pacific Time. To participate in the call, dial (866) 831-6243 and (617) 213-8855 internationally, and provide confirmation code 91828003.
A live webcast (listen only mode) of the conference call will also be available at this time. A hyperlink to the live webcast will be available from the Investor Relations section of our website at www.tpgre.com. A replay of the call will be available through August 23, 2012, by calling (888) 286-8010 and (617) 801-6888 internationally, and providing confirmation code 96258217. The replay will also be available on Thomas Properties Group, Inc.’s web site at www.tpgre.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
About Thomas Properties Group, Inc.
Thomas Properties Group, Inc., with headquarters in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use properties on a nationwide basis. The Company’s primary areas of focus are the acquisition and ownership of interests in premier office properties, property development and redevelopment, and property and investment management activities. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.
Forward Looking Statements
Statements made in this press release or during the quarterly earnings conference call that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services (including interest rates), the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the year ended December 31, 2011 and our subsequent Form 10-Q quarterly reports, each of which is filed with the Securities and Exchange Commission. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Revenues:
Rental	$7,684	$7,475	$15,530	$14,787
Tenant reimbursements	4,981	5,056	10,402	11,385
Parking and other	745	715	1,485	1,517
Investment advisory, management, leasing and development services	733	1,313	1,664	2,124
Investment advisory, management, leasing and development services - unconsolidated real estate entities	4,219	4,705	8,321	9,366
Reimbursement of property personnel costs	1,356	1,492	2,867	3,024
Condominium sales	1,045	2,558	1,964	3,038
Total revenues	20,763	23,314	42,233	45,241
Expenses:
Property operating and maintenance	5,751	5,586	12,015	12,173
Real estate and other taxes	1,965	1,875	3,885	3,762
Investment advisory, management, leasing and development services	3,000	3,610	5,994	6,639
Reimbursable property personnel costs	1,356	1,492	2,867	3,024
Cost of condominium sales	721	1,653	1,393	1,987
Interest	4,216	4,634	8,454	9,298
Depreciation and amortization	4,152	3,348	7,662	6,741
General and administrative	4,892	3,947	9,131	7,877
Total expenses	26,053	26,145	51,401	51,501
Interest income	8	7	13	20
Equity in net income (loss) of unconsolidated real estate entities	(794)	(891)	(816)	(1,585)
Income (loss) before income taxes and noncontrolling interests	(6,076)	(3,715)	(9,971)	(7,825)
Benefit (provision) for income taxes	(31)	(109)	(74)	(205)
Net income (loss)	(6,107)	(3,824)	(10,045)	(8,030)
Noncontrolling interests' share of net (income) loss:
Unitholders in the Operating Partnership	1,550	982	2,591	2,058
Partners in consolidated real estate entities	(247)	(164)	(470)	(319)
	1,303	818	2,121	1,739
TPGI share of net income (loss)	$(4,804)	$(3,006)	$(7,924)	$(6,291)
Income (loss) per share - basic and diluted	$(0.12)	$(0.08)	$(0.21)	$(0.17)
Weighted average common shares - basic and diluted	38,591,868	36,647,394	37,664,573	36,591,261

Reconciliation of net income (loss) to ATCF(a):
Net income (loss)	$(4,804)	$(3,006)	$(7,924)	$(6,291)
Adjustments:
Income tax (benefit) provision	31	109	74	205
Noncontrolling interests - unitholders in the Operating Partnership	(1,550)	(982)	(2,591)	(2,058)
Depreciation and amortization	4,152	3,348	7,662	6,741
Amortization of loan costs	160	225	320	427
Non-cash compensation expense	263	164	911	533

Straight-line rent adjustments	(88)	(85)	(355)	(148)
Adjustments to reflect the fair market value of rent	11	7	19	9
Unconsolidated real estate entities:
Depreciation and amortization	2,352	2,546	4,823	4,988
Depreciation and amortization from discontinued operations	94	601	153	1,362
Amortization of loan costs	74	62	154	93
Amortization of loan costs from discontinued operations	9	27	10	57
Straight-line rent adjustments	6	11	(7)	(50)
Straight-line rent adjustments from discontinued operations	(15)	(102)	(20)	(255)
Adjustments to reflect the fair market value of rent	(191)	(221)	(432)	(448)
Adjustments to reflect the fair market value of rent from discontinued operations	(5)	4	(11)	11
ATCF before income taxes	$499	$2,708	$2,786	$5,176
TPGI share of ATCF before income taxes (b)	$378	$2,023	$2,095	$3,868
TPGI income tax expense - current	(19)	(52)	(36)	(109)
TPGI share of ATCF	$359	$1,971	$2,059	$3,759
ATCF per share - basic & diluted	$0.01	$0.05	$0.05	$0.10
Weighted average common shares outstanding- basic	38,591,868	36,647,394	37,664,573	36,591,261
Weighted average common shares outstanding- diluted	38,961,852	36,901,635	38,020,891	36,856,060

a.
ATCF is a non-GAAP financial measure and may not be directly comparable to similarly-titled measures reported by other companies. We define ATCF as net income (loss) excluding the following items: i) deferred income tax expense (benefit); ii) noncontrolling interests; iii) non-cash charges for depreciation and amortization and asset impairment; iv) amortization of loan costs; v) non-cash compensation expense; vi) the adjustment to recognize rental revenues using the straight-line method; vii) the adjustment to rental revenue to reflect the fair market value of rents; and viii) gain on extinguishment of debt. Management utilizes ATCF data in assessing performance of our business operations in period-to-period comparisons and for financial planning purposes. ATCF should be considered only as a supplement to net income as a measure of our performance. ATCF should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. ATCF also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

b.
Based on an interest in our operating partnership of 75.63% and 75.18% for the three and six months ended June 30, 2012, respectively, and 74.70% and 74.73% for the three and six months ended June 30, 2011, respectively.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS
Investments in real estate:
Operating properties, net	$267,534	$265,202
Land improvements—development properties	80,395	80,254
	347,929	345,456
Condominium units held for sale	44,011	45,217
Investments in unconsolidated real estate entities	2,102	11,372
Cash and cash equivalents, unrestricted	129,871	79,320
Restricted cash	7,721	10,616
Rents and other receivables, net	1,369	1,903
Receivables from unconsolidated real estate entities	3,388	2,918
Deferred rents	18,696	17,866
Deferred leasing and loan costs, net	10,836	12,283
Other assets, net	19,004	17,465
Assets associated with land held for sale	—	1,107
Total assets	$584,927	$545,523
LIABILITIES AND EQUITY
Liabilities:
Mortgage and other secured loans	$287,250	$289,523
Accounts payable and other liabilities, net	35,241	34,981
Prepaid rent and deferred revenue	3,452	3,019
Obligations associated with land held for sale	—	27
Total liabilities	325,943	327,550
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued or outstanding as of June 30, 2012 and December 31, 2011	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 45,990,647 and 37,094,995 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	460	371
Limited voting stock, $.01 par value, 20,000,000 shares authorized, 12,313,331 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	123	123
Additional paid-in capital	258,205	208,473
Retained deficit and dividends	(64,522)	(55,472)
Total stockholders’ equity	194,266	153,495
Noncontrolling interests:
Unitholders in the Operating Partnership	50,153	52,983
Partners in consolidated real estate entities	14,565	11,495
Total noncontrolling interests	64,718	64,478
Total equity	258,984	217,973
Total liabilities and equity	$584,927	$545,523

Contact: Thomas Properties Group, Inc.
Website: www.tpgre.com
Diana M. Laing, Chief Financial Officer
(213) 613-1900